Exhibit 99.(j)(2)

AMENDMENT TO

CUSTODY AGREEMENT

This AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT (the “Amendment”) is made as of the 1st day of January, 2020 between UMB Bank, n.a. (“UMB”) and Central Park Advisers, LLC ("CPA") on behalf of CPG Carlyle Commitments Master Fund, LLC, CPG Carlyle Commitments Fund, LLC, CPG TCG Acquisition Fund, LLC, CPG Vintage Access Fund, LLC, CPG VA Acquisition Fund, LLC, CPG Vintage Access Fund II, LLC, CPG VA Acquisition Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG VA Acquisition Fund III, LLC and CPG Focused Access Fund, LLC (individually a “Fund” and, collectively, the “Funds”) to that certain Custody Agreement dated November 19, 2015 between UMB and CPA on behalf of each of the Funds (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, UMB serves as the custodian of the Funds' assets; and

WHEREAS, the parties wish to amend the Agreement pursuant to Section 19(c) of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CPA and UMB hereby agree as follows:

1.	Representations and Warranties.

Each party represents that it has full power and authority to enter into and perform this Amendment.

2.	Amendment and Restatement of Section 1.

Section 1 is hereby amended and restated as follows:

Each Fund hereby constitutes and appoints the Custodian as custodian of Assets belonging to each such Fund which have been or may be from time to time delivered to and accepted by the Custodian. Custodian accepts such appointment as a custodian and agrees to perform the duties and responsibilities of Custodian as set forth herein on the conditions set forth herein. For purposes of this Agreement, the term "Assets" shall include Securities, monies, and other property held by the Custodian for the benefit of a Fund. “Security” or “Securities” shall mean stocks, bonds, rights, warrants, certificates, instruments, obligations and all other negotiable or non-negotiable paper commonly known as Securities, including, but not limited to, those included within the definition of "security" in Section 2(a)(36) of the 1940 Act, which have been or may from time to time be delivered to and accepted by the Custodian. The term "Security" or "Securities" shall also include uncertificated shares of, or other interests in, other investment funds, accounts or vehicles, including, but not limited to, private investment funds and mutual funds ("Underlying Shares").

3.	Amendment of Section 2.

The following subsection (g) is hereby added to Section 2:

(g) CPA and the Funds acknowledge that where Instructions or Special Instructions require the Custodian to prepare and submit forms, letters or other writings to third parties on behalf of CPA or Funds, including but not limited to subscription agreements (or any document, however titled, that performs the same function as a subscription agreement, which shall be defined herein as a “Subscription Agreement”), redemption requests, stock transfers and exchanges of cash for Underlying Shares (“Writings”), the Custodian will prepare but not submit such Writings unless and until all required information necessary to complete a Writing has been submitted by an Authorized Person. CPA agrees to make available Authorized Persons during normal business hours to work with the Custodian and its affiliates to complete such Writings. CPA and the Funds acknowledge that the Custodian shall not be liable for its obligations with respect to Writings if such failure results from any delay, error, unavailability or inaccuracy in an Instruction or Special Instruction provided by CPA, a Fund or an Authorized Person.

Without limiting the foregoing, the parties agree that: (a) with respect to each subscription for Underlying Shares where the Custodian receives an Instruction to complete a Subscription Agreement, a document substantially in the form of Exhibit 1 (as the Custodian may amend from time to time) shall be attached to each Subscription Agreement by the Custodian; and (b) the accuracy and completeness of all information provided in a Subscription Agreement, investor questionnaire or other similar document for Underlying Shares is the sole responsibility of CPA and the applicable Fund, and not the Custodian or its affiliates, regardless of whether the Custodian or its affiliates assist in the completion of the Subscription Agreement, investor questionnaire or similar document. In the event that the investment fund rejects a Subscription Agreement and the document in the form of Exhibit 1, Manager and the Fund will be solely responsible for completing a new Subscription Agreement for the Underlying Shares.

By providing an Instruction or Special Instruction to complete a Subscription Agreement or other such Writing, CPA certifies that it has read and approved the relevant offering documents and the Subscription Agreement or other Writing required to be submitted to invest in the foregoing investment on behalf of itself and the relevant Fund.

4.	Amendment and Restatement of Section 4.

Sections 4(b)(1) and (2) are hereby amended and restated as follows:

(b) Manner of Holding Securities.

(1) The Custodian shall at all times hold Securities of each Fund either: (i) by physical possession of the share certificates or other instruments representing such Securities (such as, except for with mutual funds, in the case of Underlying Shares, documents evidencing a Fund's interest in such Underlying Shares that have been delivered to Custodian), in registered or bearer form, in the vault of the Custodian, Domestic Subcustodian, a Special Custodian, depository or agent of the Custodian, or in an account maintained by the Custodian or agent at a Securities System (as hereinafter defined); or (ii) in book-entry form by a Securities System in accordance with the provisions of sub-paragraph (3) below.

(2) The Custodian may hold registrable portfolio Securities which have been delivered to it in physical form or Underlying Shares by registering the same in the name of the appropriate Fund or its nominee, or in the name of the Custodian or its nominee. The Custodian may also hold such Securities in street certificate form, so called, with or without any indication of representative capacity. However, when it receives Instructions to do so, the Custodian will register all such portfolio Securities in the name of the Custodian's authorized nominee. Such Securities shall be held in a segregated account of the Custodian containing only assets of the appropriate Fund or only assets held by the Custodian for the benefit of customers, provided that the records of the Custodian shall indicate at all times the Fund or other customer for which such Securities are held in such accounts and the respective interests therein.

5.	Compensation.

The attached Exhibit A is the fee schedule reflects the agreement of the parties as to the Custodian’s compensation for custody services as referred to in Section 11 of the Agreement.

6.	Separate Entities.

This Amendment is executed by CPA on behalf of each Fund and the obligations under the Agreement and this Amendment are not binding upon any of the directors, officers or shareholders of the Fund individually and are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund.

7.	Miscellaneous.

(a)       This Amendment amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements in bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)        Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by all parties hereto.

(c)        Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute on and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed all as of the day and year first written above.

CENTRAL PARK ADVISERS, LLC, on behalf each of the Funds, severally and not jointly

By:	/s/ Michael Mascis
Name:	Michael Mascis
Title:	CFO
Date:

UMB BANK, N.A.

By:	/s/ Pete Bergman
Name:	Pete Bergman
Title:	Senior Vice President
Date:	4/6/2020

Exhibit A

Domestic Custody Fees

[Information Omitted]

EXHIBIT 1

“UMB BANK AGENCY NOTICE” (the “NOTICE”) to [FORMAL NAME OF
SUBSCRIPTION AGREEMENT] (“Subscription Agreement”)

For Investment by

[FUND NAME]

In

[UNDERLYING SHARE NAME]

UMB Bank, n.a., (“UMB”) is providing this [FORMAL NAME OF SUBSCRIPTION AGREEMENT] to which this Notice is attached solely as Custodian and agent for [FUND NAME](“Investor”) and at the direction of [FUND NAME], in connection with the investment by [NAME OF FUND] in interests (“Interests”) of [UNDERLYING SHARE NAME](“Fund”).

UMB is acting solely as Custodian in connection with the Investor’s investment in the Fund and holding of Interests. UMB does not exercise any investment responsibility or authority for the Investor, and can act in connection with the assets of the Investor only at the direction of the Investor, and only through authorized representatives of the Investor. UMB receives a fee to provide its services as custodian, but has no economic interest in the Fund.

Please be advised that:

(i)       UMB is not the owner of, has no beneficial ownership interest in, and has no liability for the payment for any obligations or liabilities related to the Interests;

(ii)       UMB will not be and is not liable to you, the Fund, the Fund’s investors or any other person or entity for any damages, costs, liabilities or expenses arising out of the investment by Investor in the Fund, or in connection with the Interests;

(iii)      UMB has not made, is not responsible for, cannot verify the accuracy or completeness of, and in no way confirms, guarantees or supports any representations, warranties, covenants or similar assertions (collectively, “Representations”) made by Investor to the Fund or any other person or entity in connection with Investor’s investment in the Fund and purchase or purchases of Interests (including without limitation all Representations in any Subscription Agreement). Representations in any Subscription Agreement are made by the Investor;

(iv)       Notwithstanding anything else to the contrary, UMB will not be deemed to have received any distribution or other asset of the Investor until that distribution or other asset of the Investor has in fact been received by UMB at the address and in the manner directed above; and

(v)       Without limiting any of the foregoing, UMB makes no representations to the Fund or any other person or entity regarding the Investor’s qualifications to invest in the Fund, the Investor’s status under any anti-money laundering or similar statutes, the Investor’s financial status or condition, or any other information relating to the Investor. Representations regarding such matters in any subscription agreement or similar document are representations of the Investor. In this regard, other parts of UMB, and affiliates of UMB, may have business or other relationships with the Investor, and may have confidential or non-public knowledge about the Investor. UMB has no obligation to provide any such information to the Fund or any person or entity related to the Fund.

This Notice is incorporated into and made a part of the Subscription Agreement. In the event of any conflict, express or implied, between any provision contained in this Notice and the Subscription Agreement, the terms of this Notice shall control.

UMB Bank, n.a.

By:

[Name]

[Title]